                                December 30, 1998





Merrill Lynch, Pierce, Fenner            Wilmington Trust Company
  & Smith Incorporated                   Rodney Square North
North Tower                              1100 North Market Street
World Financial Center                   Wilmington, Delaware 19890-0001
New York, New York 10281
                                         U.S. Bank Trust National Association
Lehman Brothers Inc.                     180 East Fifth Street
Three World Financial Center             St. Paul, MN  55101
New York, New York 10285
                                         Financial Security Assurance Inc.
                                         350 Park Avenue
                                         New York, New York 10022



         Re: Green Tree Financial Corporation
             Green Tree Home Improvement and Home Equity Loan Trust 1998-F

Ladies and Gentlemen:

     We have acted as special counsel to Green Tree Financial Corporation, a Delaware corporation ("Green Tree"), in connection with (a) the establishment of Green Tree Home Improvement and Home Equity Loan Trust 1998-F, a Delaware business trust (the "Trust"), pursuant to a Trust Agreement dated as of December 1, 1998 (the "Trust Agreement") between Green Tree and Wilmington Trust Company, as Owner Trustee (the "Owner Trustee"); (b) Green Tree's execution of a Sale and Servicing Agreement dated as of December 1, 1998, between Green Tree and the Trust; and (c) Green Tree's execution of an Insurance and Indemnity Agreement, dated as of December 1, 1998 (the "Insurance Agreement"), among Green Tree, the Trust and Financial Security Assurance Inc. ("FSA"). The Trust will issue (approximately) $450,000,000 aggregate amount of Notes (the "Notes") pursuant to an Indenture dated as of

Merrill Lynch, Pierce, Fenner
   & Smith Incorporated
Lehman Brothers Inc.
Wilmington Trust Company
U.S. Bank Trust National Association
Financial Security Assurance Inc.
December 30, 1998
Page 2


December 1, 1998 (the "Indenture"), between the Trust and U.S. Bank Trust National Association, as Trustee.

     In connection with the issuance of the Notes and related transactions, Green Tree has filed with the Securities and Exchange Commission a Registration Statement on Form S-3 (File No. 33-63305) (the "Registration Statement"), and has prepared a prospectus dated October 9, 1998 the "Base Prospectus") and a prospectus supplement dated December 16, 1998 (the "Prospectus Supplement" and together with the Base Prospectus, the "Prospectus").

     This opinion is being delivered pursuant to Section [2.02(_)] of the Sale and Servicing Agreement, Section 4(b)(1) of the Underwriting Agreement, and
Section 3.01 of the Insurance Agreement. Capitalized terms used and not otherwise defined herein have the meanings assigned to them in the Sale and Servicing Agreement.

     In rendering our opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary or advisable for purposes of this opinion, including the Sale and Servicing Agreement and its Related Documents.

     Our opinion is based upon existing law and currently applicable Treasury Department regulations, current published administrative positions of the Internal Revenue Service contained in revenue rulings and revenue procedures, and judicial decisions, all of which are subject to change, either prospectively or retroactively, and to possibly differing interpretations. In rendering this opinion, we have relied upon the representations and warranties set forth in the Trust Agreement and have assumed that the Owner Trustee will at all times comply with the requirements of the Trust Agreement and that the Notes will be issued as described in the Prospectus Supplement.

     Based on the foregoing, it is our opinion that the statements set forth in the Base Prospectus under the headings "Prospectus Summary -- Tax Status", "Certain Federal Income Tax Consequences" and "Certain State Income Tax Consequences" and in the Prospectus Supplement under the headings "Summary of the Terms of the Notes -- Tax Status" and "Certain

Merrill Lynch, Pierce, Fenner
   & Smith Incorporated
Lehman Brothers Inc.
Wilmington Trust Company
U.S. Bank Trust National Association
Financial Security Assurance Inc.
December 30, 1998
Page 3

Federal and State Income Tax Consequences", to the extent that they constitute matters of law or legal consideration with respect thereto, including our conclusions as set forth therein that for federal and Minnesota income tax purposes (i) the Trust will be neither an association taxable as a corporation nor a publicly traded partnership taxable as a corporation, nor a taxable mortgage pool taxable as a corporation, and (ii) the Notes will constitute indebtedness, are correct in all material respects.

     Based on the federal income tax characterization of the Trust and the Notes set forth above and the provisions of Minnesota law as of the date hereof, it is our opinion that, for Minnesota income, franchise and excise tax purposes (i) the Trust will not be classified as an association taxable as a corporation nor as a publicly traded partnership taxable as a corporation nor as a taxable mortgage pool taxable as a corporation, and (ii) the Notes will be treated as debt. It is also our opinion that for holders of Notes who are not residents of, or otherwise subject to tax in, Minnesota, ownership of a Note will not be a factor in determining whether such holder is subject to Minnesota income, franchise or excise taxes.

     The opinion set forth herein is expressly subject to there being no additional facts that would materially affect the validity of the assumptions and conclusions set forth herein or upon which this opinion is based.

     We express no opinion as to the laws of any jurisdiction other than the laws of the State of Minnesota and the federal laws of the United States of America. This opinion is delivered to you solely for your use. This opinion may not be circulated or republished to, or relied upon by, any other person without our prior written consent.

                                         Very truly yours,